Filed Pursuant to Rule 424(b)(3)
File Nos. 333-215074 and 811-23221

FS Credit Income Fund

Supplement dated September 27, 2022

to

Prospectus dated February 28, 2022

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Income Fund (the “Fund”), dated February 28, 2022 (as may be supplemented and amended, the “Prospectus”). Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 39 of the Prospectus before you decide to invest in the Fund’s Shares.

Management of the Fund

On September 22, 2022, Daniel Picard resigned from his positions with FS Investments and its affiliates, including his role as a member of FS Credit Income Advisor’s investment committee. Following such resignation, FS Credit Income Advisor’s investment committee is comprised of three members, Michael Kelly, Kenneth Miller and Robert Hoffman. All references to Mr. Picard in the Prospectus are hereby removed.

Please retain this Supplement with your Prospectus for future reference.

FS Credit Income Fund

Supplement dated September 27, 2022

to

Statement of Additional Information dated February 28, 2022

This supplement contains information which amends, supplements or modifies certain information contained in the Statement of Additional Information of FS Credit Income Fund (the “Fund”), dated February 28, 2022 (as may be supplemented or amended, the “SAI”). Capitalized terms used in this supplement have the same meanings as in the SAI, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 39 of the Prospectus before you decide to invest in the Fund’s Shares.

Management of the Fund

On September 22, 2022, Daniel Picard resigned from his position with FS Investments and its affiliates, including his role as a member of FS Credit Income Fund’s investment committee. As such, all references to Mr. Picard in the “Portfolio Management” section of the SAI are hereby removed.

Please retain this Supplement with your SAI for future reference.